Exhibit A
UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of December 27, 2023, is made and entered into between Capital Maritime & Trading Corp. (“Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and Yoda PLC (“Buyer”), a public limited company organized under the laws Cyprus.
RECITALS
WHEREAS, Seller is the owner of common units (the “Common Units”) representing limited partnership interests in Capital Product Partners L.P., a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 10,000,000 Common Units owned by Seller (the “Purchased Units”) upon the terms and conditions set forth in this Agreement;
WHEREAS, Seller and Buyer are executing and delivering this Agreement in reliance upon Regulation S under the Securities Act of 1933, as amended (the “Securities Act”); and
WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
SALE AND PURCHASE
Section 1.1          Purchase of Units; Purchase Price.
(a)          On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and accept from Seller, and Seller agrees to sell to Buyer, the Purchased Units, at the aggregate purchase price of $160,000,000 (the “Purchase Price”) (such transaction, the “Transaction”).
Section 1.2          Closing Date; Closing.
(a)          The closing of the Transaction (the “Closing”) shall occur substantially concurrently with the execution of this Agreement. At the Closing, the Purchased Units shall be delivered by or on behalf of Seller to Buyer in registered form, against payment by Buyer of the Purchase Price in immediately available funds by wire transfer to the account specified in the instructions provided by Seller to Buyer on the date hereof.

(b)          At the Closing, Seller shall provide to the transfer agent for the Common Units, with a copy to Buyer, a duly executed stock power or other appropriate instrument of sale, assignment and transfer with respect to the transfer of the Purchased Units to Buyer.
(c)          At the Closing, Buyer shall provide Seller and the Partnership with an executed letter in the form of Annex A hereto.
(d)          All transactions at the Closing will be deemed to have taken place simultaneously, and no transaction will be deemed to have been completed, and no document will be deemed to have been delivered, until all such transactions have been completed and all such documents have been delivered.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
To induce Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to Buyer as of the date hereof as follows:
Section 2.1          Existence.  Seller has been duly organized and is validly existing and in good standing under the laws of the Republic of the Marshall Islands. Prior to the date hereof, Buyer has been provided with complete and correct copies of Seller’s articles of association, bylaws, or other equivalent organizational documents, and each so delivered is in full force and effect.
Section 2.2          Authority and Capacity; No Conflicts. Seller has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the Transaction has been duly and validly taken. The consummation of the Transaction will not (i) violate any law applicable to Seller, (ii) result in a breach of or default under Seller’s organizational documents or (iii) result in a breach of or default under any agreement to which Seller is a party or by which Seller is bound, except, in the case of clauses (i) and (iii) above, for any such violation or breach, that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction. No authorization by the shareholders of Seller is required to consummate the Transaction.
Section 2.3          Binding Agreement.  This Agreement has been duly authorized, executed and delivered by or on behalf of Seller and, when executed and delivered by Buyer, will constitute a valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
Section 2.4          Title.  Seller has good and valid title to the Purchased Units, free and clear of all liens, encumbrances, equities or claims (other than any transfer restrictions imposed by the Securities Act), and upon delivery the Purchased Units pursuant hereto, good and valid title to the Purchased Units, will pass to Buyer.

Section 2.5          No Approvals or Consents.  No notices, reports or other filings are required to be made by Seller, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any third party or any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) in connection with the execution, delivery and performance of this Agreement, except those that (a) have been obtained or made or (b) the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
Section 2.6          Non-Reliance. Seller acknowledges that Buyer is entering into this Agreement with it in reliance on the acknowledgments, agreements, representations and warranties set forth in this Article II.
Section 2.7          Solvency. Seller is not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either present or future creditors.
Section 2.8          Compliance.  Neither Seller nor any of its controlling or controlled affiliates is the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over such person.
Section 2.9          No Brokers or Finders.  Neither Seller nor any of its affiliates, or any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transaction for which Buyer would be liable.
Section 2.10          Affiliate Status.  Seller is an “Affiliate” (as such term is defined in the (Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”)) of Capital GP L.L.C. (the “General Partner”).
Section 2.11          No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article II, neither Seller nor any other person makes (and Seller, on behalf of itself, its subsidiaries and its affiliates hereby disclaims) any other express or implied representation or warranty with respect to Seller or any of its subsidiaries or its affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code, as from time to time amended and in effect, in any jurisdiction (the “Uniform Commercial Code”) or any other applicable law, including the warranties of merchantability and fitness for a particular purpose).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
To induce Seller to enter into and perform its obligations under this Agreement, Buyer hereby represents and warrants to Seller as of the date hereof as follows:
Section 3.1          Existence.  Buyer has been duly organized and is validly existing and in good standing under the laws of Cyprus. Prior to the date hereof, Seller has been provided with complete and correct copies of Buyer’s articles of association, bylaws or other equivalent organizational documents, and each so delivered is in full force and effect.
Section 3.2          Authority and Capacity; No Conflicts.  Buyer has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the Transaction has been duly and validly taken. The consummation of the Transaction will not (i) violate any law applicable to Buyer, (ii) result in a breach of or default under Buyer’s organizational documents or (iii) result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound, except, in the case of clauses (i) and (iii) above, for any such violation or breach, that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction. No authorization by the shareholders of Buyer is required to consummate the Transaction.
Section 3.3          Binding Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of Buyer and, when executed and delivered by Seller, will constitute a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.4          No Approvals or Consents. No notices, reports or other filings are required to be made by Buyer, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any third party or any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) in connection with the execution, delivery and performance of this Agreement, except those that (a) have been obtained or made or (b) the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
Section 3.5          Non-Reliance. Buyer (a) acknowledges and understands that as an affiliate of the Partnership, Seller may be in possession of and may not have disclosed to Buyer material non-public information regarding the Partnership and its affiliates that may impact the value of the Purchased Units and/or may be material to a reasonable investor when making investment or disposition decisions, including the decision to enter into this Agreement, (b) is not relying on Seller for any legal, tax, investment, accounting or regulatory advice, (c) has consulted with its own advisors concerning such matters, (d) has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and operations of the Partnership, (e) in determining to proceed with the Transaction, has relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller in Article II, and (f) acknowledges that Seller is entering into this Agreement with it in reliance on the acknowledgments, agreements, representations and warranties set forth in this Article III.
Section 3.6          Unregistered Units. Buyer is not a “U.S. person” as defined in Regulation S and is not purchasing the Purchased Units for the account or benefit of any person located in the United States or who is a “U.S. person”. Buyer (a) understands and agrees that the Purchased Units are being transferred to Buyer pursuant to an exemption from registration provided by Regulation S, (b) is purchasing the Purchased Units in an “offshore transaction”, as defined in Regulation S, (c) is not purchasing the Purchased Units as a result of, and has not initiated the process in relation to the purchase of the Purchased Units as a result of, nor considered any purchase of Common Units as a result of any “directed selling efforts” as defined in Regulation S in the United States, and (d) agrees that all offers and sales of the Purchased Units by it shall be made only in accordance with applicable provisions of Regulation S, pursuant to registration of the Purchase Units under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act. Buyer is authorized to consummate the Transaction in compliance with all applicable laws and regulations of Cyprus.
Section 3.7          Investment Intent. Buyer is acquiring the Purchased Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.
Section 3.8          Available Funds. Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transaction pursuant to the terms hereof. The funds used by Buyer to consummate the Transaction were legally derived.
Section 3.9          Solvency.
(a)          Buyer is not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either present or future creditors.
(b)          After giving effect to the Transaction, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 3.10          Compliance.  Neither Buyer nor any of its controlling or controlled affiliates is the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over such person.

Section 3.11          No Brokers or Finders.  Neither Buyer nor any of its affiliates, or any of their respective directors or employees (including any officers), as applicable, has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the Transaction for which Seller would be liable.
Section 3.12          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither Buyer nor any other person makes (and Buyer, on behalf of itself, its subsidiaries and its affiliates hereby disclaims) any other express or implied representation or warranty with respect to Buyer or any of its subsidiaries or its affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable law, including the warranties of merchantability and fitness for a particular purpose).
ARTICLE IV
MISCELLANEOUS
Section 4.1          Registration Rights. Upon the closing, Seller assigns to Buyer, the registration rights provided for in Section 7.19 of the Partnership Agreement with respect to the Purchased Units; provided that Buyer shall be entitled only to one registration pursuant to Section 7.19(a) of the Partnership Agreement.  In addition to such single registration pursuant to Section 7.19(a) of the Partnership Agreement, if Seller requests the Partnership to file a “Shelf Registration Statement” pursuant to and as defined in Section 3.2 of the Umbrella Agreement, dated November 13, 2023 (the “Umbrella Agreement”), among Seller, the Partnership and the General Partner, Buyer may request that Buyer be included in such Shelf Registration Statement as a selling securityholder with respect to any of the Purchased Units then held by it, subject to the provisions of said Section 3.2 of the Umbrella Agreement and Section 7.19 of the Partnership Agreement.
Section 4.2          Further Assurances. Each of the parties hereto shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction.
Section 4.3          Notices.
(a)          All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 4.3; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:
(i)          if to Buyer, to:

c/o Capital Ship Management Corp.
3 Iassonos Street
Piraeus, Greece
Facsimile:  +30 210 428 4285
Attn:  Gerasimos Kalogiratos
E-mail: j.kalogiratos @capitalmaritime.com
with a copy to:
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attn:  Richard A. Pollack
E-mail: pollackr@sullcrom.com

(ii)          if to Seller, to:
Yoda PLC
48 Themistokli Dervi
Athienitis Centennial Building
7th Floor, office 703
P.C. 1066, Nicosia, Cyprus
Attn:  Alon Bar
E-mail: alon.bar@yoda.com.cy
with a copy to:
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
United Kingdom
Attn:  Danny Tricot
E-mail: danny.tricot@skadden.com
or to such other person or addressees as may be designated in writing by the party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.
(b)          For the purposes of this Section 4.3, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in New York, Cyprus or Greece are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of such commercial banks are generally open for use by customers on such day.
Section 4.4          Amendments and Waivers.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by Seller and Buyer.  Any provision of this Agreement may be waived by the party entitled to the benefit thereof, but only by a writing signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 4.5          Fees and Expenses.  Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transaction.
Section 4.6          Successors and Assigns; No Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and to no other person, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Each party to this Agreement acknowledges and agrees that this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
Section 4.7          Governing Law; Waiver of Jury Trial.  This Agreement, and all actions or proceedings (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of the State of New York, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of New York or any other jurisdiction would be required thereby. Each party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the Federal courts of the United States of America located in the Southern District of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.3. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.8          Entire Agreement. This Agreement (including any schedules hereto) constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto and/or their affiliates with respect to the subject matter hereof.
Section 4.9          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 4.10          Interpretation.  The parties hereto drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 4.11          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be signed by any electronic signature and be delivered via electronic mail (including pdf) or other electronic transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.
CAPITAL MARITIME & TRADING CORP.

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Director/Chief Executive Officer, President, Chief Financial Officer, Secretary

YODA PLC

By:	/s/ Alon Bar
Name:	Alon Bar
Title:	CEO

[Signature Page to Unit Purchase Agreement]

ANNEX A
FORM OF CERTIFICATION AND UNDERTAKING TO THE PARTNERSHIP AND SELLER

December 27, 2023
Capital Product Partners L.P.
3 Iassonos Street
Piraeus, Greece

Capital Maritime & Trading Corp.
3 Iassonos Street
Piraeus, Greece

RE: Purchase of 10,000,000 Common Units by Yoda PLC

Reference is made to: (i) the Second Amended and Restated Agreement of Limited Partnership, dated February 22, 2010, as amended (the “Partnership Agreement”), of Capital Product Partners L.P. (the “Partnership”) and (ii) the Umbrella Agreement, dated November 13, 2023 (the “Umbrella Agreement”), among the Partnership, Capital Maritime & Trading Corp. (“Capital Maritime”) and Capital GP L.L.C.

On December 27, 2023, the undersigned, Yoda PLC, a public limited company organized under the laws of Cyprus (“Yoda”), purchased 10,000,000 common units (the “Purchased Units”) representing limited partnership interests in the Partnership (the “Common Units”) from Capital Maritime. In connection with such purchase, Yoda hereby certifies, undertakes, represents and warrants to the Partnership and Capital Maritime as follows:

(1)          Yoda is not engaged in the business of distributing securities.

(2)          In anticipation of or in connection with the purchase of the Purchased Units from Capital Maritime, Yoda had not (a) sold Common Units directly or indirectly or (b) caused (or taken action that would reasonably be expected to cause) another party to engage in any such direct or indirect sale.

(3)          Until the date that is six months from the date hereof, Yoda shall not offer, sell, pledge, deliver or otherwise transfer any Common Units except (a) pursuant to a registration statement that has become effective under the Securities Act of 1933, as amended (the “Securities Act”), (b) pursuant to offers and sales to non U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”), or (c) pursuant to an exemption from registration provided by Rule 144A under the Securities Act, or any other available exemption from the registration requirements of the Securities Act that would result in the Common Units being so offered, sold, pledged, delivered or transferred becoming “restricted securities” within the meaning of Rule 144 under the Securities Act.

(4)          Yoda hereby agrees to be bound and subject to the terms set forth in Section 7.19 of the Partnership Agreement with respect to the Purchased Units, and agrees that it may not request more than one registration pursuant to Section 7.19(a) of the Partnership Agreement. Yoda’s notice information is as follows:

Yoda PLC
48 Themistokli Dervi
Athienitis Centennial Building
7th Floor, office 703
P.C. 1066, Nicosia, Cyprus
Attn:  Alon Bar
E-mail: alon.bar@yoda.com.cy
(5)          Yoda is not a U.S. person, as defined in Regulation S and purchased the Purchased Units in an “offshore transaction” as defined in Regulation S.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, this certificate has been signed by as of the date first above written.

YODA PLC

By:
Name:
Title: